April 26, 2005

Mr. Bob Dimond

17595 Belfast Cove

Eden Prarie, MN 55347

Dear Bob:

This letter confirms our offer of employment made to you for the position of Chief Financial Officer reporting to Perry Odak, CEO. Your base pay will be $290,000, payable bi-weekly at the rate of $11,153.85. You will also have the opportunity to receive a targeted bonus of 50% of your annual salary under the terms of the Wild Oats Markets, Inc. Home Office Incentive Plan. The bonus program is based on achieving company performance and individual performance objectives. In addition, subject to your continuing to be employed with the Company, you will receive a guaranteed bonus of $36,250, payable within 30 days after year-end earnings release, for the first year only of your employment. If you receive an additional bonus under the Home Office Incentive Plan, the amount of your guaranteed bonus will be deducted from the additional bonus received.

We are extremely excited to have you join the Wild Oats Markets team. The education and work experience background you will bring to the position will help us to obtain goals we have set as a growing organization.

As an inducement to have you accept our offer of employment, the Company will establish an incentive stock option plan in your name and will make you a grant of 100,000 incentive and nonqualified (based upon applicable tax laws) stock options for shares of Wild Oats Markets common stock. The strike price will be equal to the market value of Wild Oats Markets common stock on your start date.

You will be eligible for 20 days accrued vacation for each year of employment. You have specifically requested time off from July 8th to JuIy 23rd, which will be honored as part of your vacation time.

Wild Oats Markets, Inc. will reimburse you for approved relocation expenses up to $75,000, plus gross-up for taxes, in addition to four months temporary living which includes the movement of household goods. For relocation policy guidance, please contact Danielle Boyd at 720-562-4694. Wild Oats Markets, Inc. has contracted with Relo Direct, Inc. as our third party administrator for all relocations. The following terms and conditions apply to reimbursement for relocation expenses:

  You must provide paid receipts or a direct invoice (moving company) showing the expenses incurred to obtain reimbursement.
  You understand that if you are terminated for cause or voluntarily terminate your employment with Wild Oats Markets, Inc. within one year from the date you commenced working (as opposed to your Hire date), then you will reimburse Wild Oats Markets, Inc. in full for the moving expenses provided to you.

Upon the start of your employment, you will be scheduled to meet with your supervisor to complete the new hire forms. Since the law now requires us to verify your authority to work in the United States, be

Bob Dimond

April 26, 2005

sure to bring documentation that will permit Wild Oats Markets to verify your eligibility. Most common documents provided are Drivers License, State Birth Certificates or Passport and Social Security Card.

Later in the month, you will attend Wild Oats Markets' orientation, which offers a more in-depth exploration of the origination of Wild Oats Markets, logistics, and a tour of the facilities.

The terms of this letter do not imply employment for a specific period. Your employment is at will; which means that either you or the Company can terminate your employment at any time, with or without cause.

In addition, you and the Company will enter into a Severance Agreement, in form and substance substantially similar to that attached to this letter as Attachment 1, that will provide for the lump sum payment of two times your annual compensation, continuation of benefits and payment of your average bonus in the event that your employment is terminated in conjunction with a Change in Control, as defined in the attachment, in the Company.

If your employment is terminated by the Company without Cause (which is defined on Attachment 2 to this letter) during the first 18 months thereof (which shall not be extended by any renewal of this Agreement), you shall be entitled to receive your then effective Base Salary for a 12-month period. After 18 months of employment, the severance payment is reduced as follows:

  19 months of employment = 11months severance
  20 months of employment = 10 months severance
  21 months of employment = 9 months severance
  22 months of employment = 8 months severance
  23 months of employment = 7 months severance
  24 months of employment = 6 months severance

After 24 months of employment the severance stays at 6 months of severance. This severance is not in addition to and will not be payable in the event of any payment of severance under the terms of the Severance Agreement.

All severance amounts shall be payable in equal biweekly installments, subject to all applicable deductions, in accordance with the Company's normal payroll schedule. Notwithstanding anything to the contrary herein, no renewal of the term of Executive's employment shall increase the number of months of severance to which the Executive may be entitled.

Except as expressly set forth in this letter or in any other agreements, such as the Severance Agreement, entered into between you and the Company, all compensation and other benefits shall cease to accrue upon termination of your employment. Upon termination of your employment for any reason, you shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries or other affiliates.

Bob Dimond

April 26, 2005

Formally your official start date will be April 28, 2005.

Congratulations and welcome to Wild Oats Markets.

Sincerely,

/s/ Peter Williams

Peter Williams

Vice President of Human Resources

I have read the letter completely & understand and agree to the terms. I understand I am an "at will" employee.

/s/ Robert B. Dimond     4/26/05

NAME                            DATE

**Please make a copy for your records and return the original to the attention of the Compensation Department.

Attachments (2)